Exhibit 99.1

Date:	June 4, 2009
Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201-804-3037
Email:	stephanie.lafiura@cambrex.com
Release:	Immediate

CAMBREX REGAINS COMPLIANCE WITH REVISED NYSE LISTING STANDARDS

East Rutherford, NJ – June 4, 2009 – Cambrex Corporation (NYSE:  CBM) announced today that it has received notice from the New York Stock Exchange (“NYSE”) informing the Company that it is in compliance with the revised NYSE continued listing standards.  As announced by the Company on April 14, 2009, the Company had failed to meet the NYSE continued listing standards because its average market capitalization over a consecutive 30-day period and total shareholders’ equity had each fallen below the NYSE $75 million threshold. The Securities Exchange Commission recently approved a pilot program effective through October 31, 2009, whereby the NYSE threshold is lowered to $50 million.  The Company is in compliance with these new listing standards.  The NYSE has indicated that it expects to file a subsequent rule filing prior to October 31, 2009 that is intended to make this change to the listing standard permanent.

About Cambrex

Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including active pharmaceutical ingredients (“API”), advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  For more information, please visit www.cambrex.com.

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com